JOHN HANCOCK SERIES TRUST
                              101 Huntington Avenue
                                Boston, MA 02199



John Hancock Funds, Inc.
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of December 2, 1996 between John Hancock Series Trust (the "Trust") and John Hancock Funds, Inc., please be advised that the Trust has established a new series of its shares, namely, John Hancock Millennium Growth Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, Inc. to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, INC.            JOHN HANCOCK SERIES TRUST



By: /s/ James V. Bowhers                        By: /s/ Anne C. Hodsdon
    ------------------------                        -----------------------
    James V. Bowhers                                Anne C. Hodsdon
    President                                       President


Dated:  June 1, 1999


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